Exhibit 99.7

DURABLE POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, LAIDACKER M. SEABERG, of Atchison County, Kansas, have made, constituted and appointed, and by these Presents do make, constitute and appoint KAREN CRAY SEABERG, my true and lawful Attorney for me and in my name, place and stead to do and execute all of the following acts, deeds and things, that is to say:

1.             Buy and Sell Securities. To sell, pledge, exchange, option or otherwise dispose of any securities, whether stock, bonds, debentures, certificates, notes, mortgages or other assets or property that I may own from time to time, and to sign and deliver all instruments of transfer and all supporting affidavits necessary or requested in accomplishing it; to buy the foregoing in my name and on my behalf for prices and on terms and conditions as my Attorney believes advisable.

2.             Recover Dividends and Interest. To receive all dividends and interest payments that are now due or may hereafter become due and payable to me on all of the shares of stock, bonds or other evidences of indebtedness or investments belonging to me.

3.             Vote. To appear and vote, and otherwise act as my representative, in respect to such number of shares as I may be entitled to vote at all meetings of shareholders or companies or corporations in which I now or may hereafter own shares of stock, and for such purpose to sign and execute limited or unlimited proxies or other instruments in my name and on my behalf; to tender my resignation as director or officer; to subscribe to shares on such terms, covenants and conditions as my Attorney believes advisable; and to engage in or discontinue a business or professional or commercial enterprise.

4.             Invest. On receipt of any moneys that shall be paid to my Attorney, to pay or deposit them in my name, or otherwise, with any banker, broker or other agent; to draw out such moneys from time to time and invest the same at the discretion of my Attorney in such assets, stocks, bonds, evidences of indebtedness, notes, mortgages or other securities as my Attorney sees fit.

5.             Manage and Lease. To manage real and personal property owned by me in which I have an interest, and to negotiate and make all leases of my property as are advisable, containing terms, covenants and conditions as my Attorney believes best; to demand, receive and collect all the rents for the same occurring under leases, and to use all lawful remedies for recovery, and generally to do for me and in my name whatever my Attorney believes to be necessary and proper to recover the rents; to sign receipts for rent received.

6.             Sell, Exchange, Option. To sell, exchange, option and convey my real and personal property, whether together or in separate parcels or lots, for such prices and on such terms as my Attorney believes advisable, and to give a receipt on payment of the consideration or purchase prices; to sign and deliver deeds and bills of sale of general warranty, with the customary covenants, for such property and to do every thing necessary for carrying into effect and execution of any agreement of sale or other transfer made by my Attorney in such manner that all my interest in or to the property included in the agreement of sale or other transfer is conveyed and assured to the purchaser.

7.             Acquire Property; Motor Vehicles. To purchase, lease or otherwise acquire and hold all such dwellings, goods, equipment, motor vehicles, household furnishings, furniture and appliances, clothing and personal effects as my Attorney believes necessary or desirable for my health, support and maintenance; to apply for a certificate of title upon, and endorse and transfer title to any motor vehicle.

8.             Borrow and Encumber. To borrow money on a secured or unsecured basis, at such rate of interest, and upon such terms as my Attorney believes advisable; to sign and deliver notes, and, as collateral for a note, to sign and deliver real estate mortgages, security agreements, assignments, financing statements, agreements not to encumber, debt and security interest subordinations, hypothecations and other agreements.

9.             Conduct Banking. To open, maintain, change or close depository accounts with banks and other financial institutions, and make deposits and withdrawals by check, draft or otherwise; to endorse checks, notes and drafts for deposit, collection or otherwise; to use money in deposit accounts to pay accounts and bills incurred by me or for my health, support, maintenance and education, and to do whatever else is necessary for the conduct of my business and personal affairs.

10.          Collect. To ask, demand, sue for, collect and receive all moneys, debts, interest, dividends, accounts, legacies, bequests, benefits, annuities goods and other personal property now or hereafter due or belonging to me, and to use all lawful means in my name or otherwise for their recovery; to contest, compromise, pay, extend, settle or abandon claims in favor of or against me; and to give receipts, releases and discharges.

11.          Insure. To purchase and pay for insurance insuring my health, life and property, including without limitation health, life, accident, disability, property, casualty and liability insurance; to make necessary claims, to settle, compromise and adjust claims; to surrender and cancel insurance policies; to borrow from insurers and third parties using insurance policies as collateral.

12.          Taxes. To represent and act for me before the Internal Revenue Service or Treasury Department of the United States, and before the tax department of any state, county or municipality, in any and all matters in which I am concerned, and particularly in the matter of my income tax returns and assessments, with full authority to prepare, sign and file all required tax returns; to execute power of attorney Form 2848; to consent to and negotiate compromises, agreements and settlements in connection with taxes; to file claims for refund and receive refund checks; to receive and examine confidential information, including without limitation copies of tax returns with all schedules and appendices; and to take appeals, file protests and execute waivers and closing agreements.

13.          Conduct Litigation. To commence, prosecute, enforce, defend, answer, oppose or abandon any action, suit or other legal proceeding relating to any matter in which I am or may hereafter be interested or concerned; and also, in the discretion of my Attorney, to compromise, settle, refer to arbitration, or submit to judgment any such action or proceeding.

14.          Safe Deposit Box. To have access to any safe deposit box of mine wherever located, and to remove the contents and surrender the box, as my Attorney sees fit. Any institution in which a safe deposit box of mine is located is not liable to me or my heirs or estate for permitting my Attorney to exercise this power.

15.          Social Security. To represent and act for me before the Social Security Administration of the United States, and any similar agency of a state or local government; to collect all social security benefits due me; and to make such arrangement in connection with social security benefits as will facilitate its application to my care and support.

16.          Health Insurance. To execute all necessary instruments for health insurance, including but not limited to any instruments requested by Medicare, Medicaid or a private insurer, for the purpose of submitting claims and collecting reimbursements, initiating, cancelling or renewing coverage and paying of premiums, and for any other purpose my Attorney believes necessary.

17.          Medical Personnel. To employ and compensate medical personnel, including physicians, surgeons, dentists, medical specialists, nurses, psychologists, chiropractors, physical therapists and paramedical assistants deemed by my Attorney needful for the proper care, custody and control of my person, and to do so without liability for any neglect, omission, misconduct of fault of a physician or other medical personnel, provided the physician or other medical personnel were selected and retained with reasonable care, and to dismiss any such person at any time, with or without cause. Any medical personnel engaged to treat me may rely on this

Durable Power of Attorney in divulging information as to my mental or physical condition.

18.          Medical Treatment; Nursing Care. To authorize any kind of medical procedure and treatment, including without limitation medication, therapy, surgical procedures, and dental care, and to consent to such treatment, medication or procedures where consent is required; to obtain the use of medical equipment or other equipment and devices deemed by my Attorney needful for the proper care, custody and control of my person, and to do so without liability for any neglect, omission, misconduct or fault with respect to such medical treatment; to contract for my care at a hospital, nursing home, convalescent home or similar establishment.

19.          Employ Agents; Act As Agent. To appoint, employ and dismiss from time to time, for my benefit and the administration of my property, agents, attorneys, investment advisors, accountants, housekeepers and other persons, upon terms and conditions and for such compensation as my Attorney thinks proper; to terminate any agency that I may have created at any time.

20.          Any Other Business. To engage in, do and transact all and every kind of business in which I am or may hereafter be interested in such manner as such Attorney may think proper.

21.          Substitute Attorney. To constitute and appoint in such Attorney’s place and stead, and as such Attorney’s substitute, one attorney in fact or more, for me, with full power of revocation.

22.          Third Party Reliance. If this instrument is revoked or amended for any reason, I, my estate, my heirs, successors and assigns will hold any person, organization, corporation or other entity (hereinafter referred to in the aggregate as “Person”) harmless from any loss suffered, or liability incurred by such Person in acting in accordance with the instructions of my Attorney acting under this instrument prior to the receipt by such Person of actual notice of any such revocation or amendment.

No Person who acts in reliance upon any representations my Attorney may make as to (a) the fact that my Attorney’s powers are then in effect, (b) the scope of my Attorney’s authority granted under this instrument, (c) my competency at the time this instrument is executed, (d) the fact that this instrument has not been revoked, (e) the fact that my Attorney continues to serve as my Attorney, or (f) any other matter as to a third party referred to in the Durable Power of Attorney Law of Kansas, shall incur any liability to me, my estate, my heirs or assigns for permitting my Attorney to exercise any such authority, nor shall any Person who deals with my Attorney be responsible to determine or insure the proper application of funds or property.

23. Exculpation. My Attorney and such Attorney’s heirs, personal representatives and assigns are released and forever discharged from all liability to me, my heirs and assigns, the beneficiaries under my will or under any trust that I have created or may create, or to any other person, because of any act or failure to act under this Durable Power of Attorney.

And, I, LAIDACKER M. SEABERG, do give and grant to my said Attorney full power and authority to do and perform all and every act and thing whatsoever, requisite and necessary to be done in and about the premises, as fully to all  intents and purposes, as I might or could do if personally present at the doing thereof, with full power of substitution or revocation, hereby ratifying and confirming all that my said Attorney, or such Attorney’s substitute, may or shall lawfully do, or cause to be done, by virtue hereof.

I hereby direct that, to the extent authorized or permitted by applicable law, this power of attorney shall not be affected by subsequent disability or incapacity of the principal. It is my intent that the authority conferred hereby shall be exercisable notwithstanding my disability or incapacity and that this power of attorney shall, if permitted by applicable law, be what is sometimes referred to as a “durable” power of attorney. In the event applicable law in effect at or any time after the execution of this instrument does not authorize or permit the foregoing direction to be effective, and if at any later date, prior to the revocation of this instrument by a writing executed by me, applicable law changes (whether by amendment, Court decision, or by a change in my legal residence), then I direct that the foregoing provisions shall thereafter become applicable.

This instrument may be executed in any number of counterparts, all of said counterparts shall constitute but one and the same instrument.

IN TESTIMONY WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1992.

/s/ Laidacker M. Seaberg
LAIDACKER M. SEABERG

STATE OF Missouri	)
	)	ss.
COUNTY OF Jackson	)

On this 14th day of May, 1992, before me, Wanda Christensen, a Notary Public, personally appeared LAIDACKER M. SEABERG, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at my office the day and year last above written.

/s/ Wanda Christensen
Notary Public in and for said
County and State

My Commission Expires:

WANDA CHRISTENSEN
NOTARY PUBLIC STATE OF MISSOURI
COUNTY OF JACKSON
MY COMMISSION EXPIRES APR. 8,1994